Exhibit 99.1

NEWS RELEASE

Ken Golden

Director, Global Public Relations

309-765-5678

Deere & Company Board of Directors adds two members

MOLINE, Illinois (May 27, 2015) — Deere & Company (NYSE: DE) announced today that its Board of Directors has added two new members. Dmitri L. Stockton, President and Chief Executive Officer of GE Asset Management, and Sheila G. Talton, President and Chief Executive, Gray Matter Analytics, have been elected to the Deere & Company Board of Directors, effective May 27, 2015.

“These new members bring significant expertise to the Deere & Company Board of Directors, experience that will benefit Deere’s operations around the world,” said Samuel R. Allen, Deere Chairman and Chief Executive Officer. “Dmitri has been a leader in global finance and asset management while Sheila brings an expertise in data and technology. We are pleased Dmitri and Sheila have agreed to join the Deere Board.”

Sheila Talton is a 30-year veteran in the information technology industry. She has a successful record of building consulting practices at EDS and Cisco Systems and helping technology businesses create and execute global strategies including initiatives focused on big data. Sheila is a graduate of Northern Illinois University and Harvard Business School’s AMP program.

Dmitri Stockton has held leadership positions in banking, asset management, commercial real estate, mortgage finance and insurance. He is a Senior Vice President at GE Company and serves on the Corporate Executive Council. He has held leadership positions at GE Asset Management, GE Capital Corporation and GE Consumer Finance.

Deere said the additional Board members are being added in anticipation of scheduled retirements. With these elections, Deere & Company’s Board totals 14 members, 13 of whom are independent directors.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land – those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure.